Exhibit (n)(2)(a)
SCHEDULE A
(to PLF Multi-Class Plan)

Fund Name	Share Class(es)
PL Portfolio Optimization Conservative Fund
PL Portfolio Optimization Moderate-Conservative Fund
PL Portfolio Optimization Moderate Fund
PL Portfolio Optimization Moderate-Aggressive Fund
PL Portfolio Optimization Aggressive Fund
A, B, C, R A, B, C, R A, B, C, R A, B, C, R A, B, C, R

PL Money Market Fund	A
PL Income Fund	A, C, I
PL Floating Rate Income Fund	A, C, I

PL Floating Rate Loan Fund
PL Small-Cap Value Fund
PL Main Street® Core Fund
PL Emerging Markets Fund
PL Small-Cap Growth Fund
PL International Value Fund
PL Large-Cap Value Fund
PL Short Duration Bond Fund
PL Growth LT Fund
PL Mid-Cap Equity Fund
PL Large-Cap Growth Fund
PL International Large-Cap Fund
PL Managed Bond Fund
PL Inflation Managed Fund
PL Comstock Fund
PL Mid-Cap Growth Fund
PL Real Estate Fund
P P P P P P P P P P P P P P P P P
Effective: November 1, 2011